Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-270580) and related Prospectus of Cano Health, Inc. for the registration of 29,483,101 shares of its Class A common stock, as amended by this Amendment No. 1, and to the incorporation by reference therein of our reports dated March 15, 2023, with respect to the consolidated financial statements of Cano Health, Inc., and the effectiveness of internal control over financial reporting of Cano Health, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

May 17, 2023